Rule No. 424(b)(3)
                                                         File No. 333-13609

                   GROUP AND INDIVIDUAL FLEXIBLE PREMIUM
                             ANNUITY CONTRACTS
                                 Issued by
                      KEYPORT LIFE INSURANCE COMPANY
                 SUPPLEMENT DATED JANUARY 13, 1999 TO THE
                       PROSPECTUS DATED MAY 1, 1998

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The second paragraph in "Section A. Business - General" under the title
"The Company" on page 19 of the prospectus is changed to read:

Keyport is licensed to do business in all states except New York and is also licensed in the District of Columbia and the Virgin Islands. Keyport has been rated A (Excellent) by A.M. Best and Company, independent analysts of the insurance industry. Standard & Poor's ("S&P") has rated Keyport AA for excellent financial security, Moody's Investor Services ("Moody's") has rated Keyport A2 for good financial strength and Duff & Phelps has rated Keyport AA- for very high claims paying ability. The Best's A rating is in the second highest rating category, which also includes a lower rating of A-
 . S&P and Duff & Phelps have one rating category above AA and Moody's has two rating categories above A. Within the S&P AA category, only AA+ is higher. The Moody's "2" modifier signifies that Keyport is in the middle of the A category while the Duff & Phelps "-" modifier signifies that Keyport is at the lower end of the AA category. These ratings merely reflect the opinion of the rating company as to the relative financial strength of Keyport and Keyport's ability to meet its contractual obligations to its policyholders.


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                          800-367-3653 (press 3)

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                     Keyport Financial Services Corp.
                              125 High Street
                        Boston, Massachusetts 02110

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